                                                 Pursuant to Rule 424(b)(5)
                                                 Registration File No. 333-38199
                                                 Registration File No. 33-62797
                                                 Registration File No. 33-47497

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 1998)

[ LOGO ]                      $

                     AMERICAN EXPRESS CREDIT CORPORATION
              % CASH EXCHANGEABLE NOTES DUE FEBRUARY     , 2003
    (LINKED TO THE PRICE OF THE COMMON SHARES OF AMERICAN EXPRESS COMPANY)

                           ------------------------

    The   % Cash Exchangeable Notes due February   , 2003 (the 'Notes'), are
Debt Securities of American Express Credit Corporation, a Delaware corporation (the 'Company'), as further described below and in the Company's Prospectus dated February 11, 1998 (the 'Prospectus'). The Notes are issued in minimum
denominations of $1,000 per Note and will mature on February   , 2003. The Notes
will bear interest at the rate of   % per annum (the 'Coupon Rate') on the
principal amount due at maturity payable semi-annually on February   and August
  of each year (each an 'Interest Payment Date') commencing August   , 1998. The
issue price of each Note will be $       (  % of the principal amount at
maturity) (the 'Issue Price'). The Coupon Rate and accrual of OID (as defined
below) represents a yield to maturity of   % per annum computed on a semi-annual
bond-equivalent basis. 'OID,' for purposes of calculating amounts payable under the Notes, means original issue discount calculated using the $1,000 principal amount due on each Note at maturity. The calculation of OID for United States federal income tax purposes will differ. The Notes will be issued with OID for U.S. federal income tax purposes. For a discussion of United States federal income tax consequences, see 'Certain United States Federal Income Tax Considerations.'

    At maturity, the Company will pay $1,000 per Note (or in the event the Notes
mature prior to February   , 2003, whether by acceleration or otherwise, the
Accreted Value (as defined herein) thereof). Accrued and unpaid interest to maturity will be payable by the Company on all Notes outstanding at maturity (other than any Note with respect to which a valid Official Notice of Exchange has been delivered by the holder).

    On any Exchange Date (as defined herein), the holder of a Note will have the right (the 'Holder's Exchange Right'), subject to a prior call of the Notes by the Company for cash at the Call Price (as defined herein) (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Notes for an amount in cash equal to the Exchange Amount. The Exchange Amount will equal the product
of the exchange ratio of   shares of the Common Shares, par value $0.60 per
share (the 'Common Shares'), of American Express Company, a New York corporation and an affiliate of the Company (the 'Common Share Issuer') per Note (as adjusted from time to time, the 'Exchange Ratio') and the Closing Price (as defined herein) of the Common Shares on, in the case of an exchange by the holder, the applicable Exchange Date or, in the case of an exchange by the Company, the Call Date (as defined below). Payment will be made to a holder upon exchange of its Notes three Business Days (as defined herein) after the Exchange Date. No accrued and unpaid interest will be payable by the Company in respect of Notes exchanged by the holder pursuant to the Holder's Exchange Right, except in the case that a holder exercises its Exchange Right after a Company Notice Date relating to a call by the Company for mandatory exchange into cash in an amount per Note equal to the Exchange Amount occurring on or prior to, but
relating to a Call Date after, February   , 2000, in which case the holder shall
receive accrued interest up to and including the earlier of the Exchange Date
relating to such Exchange Right and February   , 2000. The Exchange Ratio or, in
certain circumstances, the determination of the Exchange Amount will be adjusted for certain corporate events but will not be adjusted to take into account accrued OID of the Notes. See 'Description of the Notes--Adjustments to Exchange Ratio; Reorganizations' in this Prospectus Supplement. Upon any exchange, the holder will not receive any cash payment representing any accrued OID. Such accrued OID will be deemed paid by the cash received by the holder upon exercise of the Holder's Exchange Right. An Exchange Date will be any Trading Day (as
defined herein) from and including March   , 1998 through and including the
Trading Day prior to the earliest of maturity, the Call Date (as defined below) and, in the event of a call for cash at the Call Price described under 'Description of the Notes--Company Exchange Right' herein, the Company Notice Date (as defined herein).
                                                  (Cover continued on next page)

                            ------------------------

    SEE 'RISK FACTORS' BEGINNING ON PAGE S-3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                                           INITIAL PUBLIC       UNDERWRITING     PROCEEDS TO THE
                                                          OFFERING PRICE(1)     DISCOUNT(2)       COMPANY(1)(3)

Per Note                                                         US$                US$                US$
Total                                                            US$                US$                US$

  (1) Plus accrued interest and OID, from February   , 1998 to the date of
      delivery.
  (2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deducting expenses payable by the Company estimated at $  .

                            ------------------------

                              SALOMON SMITH BARNEY
February   , 1998

     The Company may (i) on or after February   , 2000, call the Notes, in whole
but not in part, and (ii) if certain events occur involving United States taxation at anytime, call in whole but not in part, those Notes (the 'Euroclear Notes') that as of the close of business on the Call Date are represented by the Euroclear Global Note (as defined herein) in either case for mandatory exchange into cash in an amount per Note equal to the Exchange Amount, provided that, if Parity (as defined herein) as determined on the Trading Day immediately prior to the Company Notice Date is less than the Call Price for the related Call Date (as defined below), the Company will, on the Trading Day through and including the Maturity Date (the 'Call Date') that is not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company, instead pay in cash an amount per Note equal to such Call Price. If the Notes are so called for mandatory exchange, then, unless a holder subsequently exercises the Holder's Exchange Right (the exercise of which will not be available to the holder following a call which requires payment to be made by the Company at the Call Price), payment will be made to holders of Notes, in the event of a call for cash at the Call Price, on the Call Date or, in the event of a call for mandatory exchange into cash in an amount per Note equal to the Exchange Amount, three Business Days after the Call Date. The Exchange Amount may vary between the Company Notice Date and the Call Date and may be less than the Call Price. No accrued and unpaid interest will be payable by the Company in respect of Notes called by the Company for mandatory exchange at the Exchange Amount. Accrued and unpaid interest up to and including the Call Date will be payable by the Company in respect of Notes called by the Company for mandatory exchange at the Call Price. Upon an exchange by the Company (whether at the Exchange Amount or the Call Price) the holder will not receive any additional cash payment representing any accrued OID. Such OID will be deemed paid by the delivery of the Exchange Amount or Call Price, as applicable.

     The Notes are not subject to any sinking fund prior to maturity.

     The Company will cause Smith Barney Inc., as Calculation Agent, to determine Parity, any adjustments to the Exchange Ratio, the Exchange Amount and to calculate accrued interest (including without limitation, determination of the amount (if any) to be subtracted from the Call Price or the Exchange Amount, as applicable, when the Exchange Date or Call Date occurs after a record date, but before the related Interest Payment Date).

     The Notes have been approved for listing on the Chicago Board Options Exchange, subject to official notice of issuance, under the symbol 'AXCR03.' The Common Shares are listed on the New York Stock Exchange under the symbol 'AXP.'

     The Notes will be represented by two Global Certificates in fully registered form. Notes sold outside the United States will be represented by a single, permanent Global Certificate in fully registered form (the 'Euroclear
Global Note') which will be deposited with                      as common
depositary (the 'Common Depositary') for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear') and
Cedel Bank, Societe Anonyme ('Cedel Bank') on February   , 1998. Notes sold
within the United States will be represented by a single, permanent Global Certificate in fully registered form (the 'DTC Global Note' and, together with the Euroclear Global Note, the 'Registered Global Notes') which will be deposited with Bank of Montreal Trust Company as custodian ('the Custodian') for the Depository Trust Company ('DTC') and registered in the name of Cede & Co. as
nominee of DTC on February   , 1998.

     Non-U.S. holders who hold beneficial interests in the Euroclear Global Note will be entitled to the payment of additional amounts under certain circumstances involving the imposition of United States withholding tax as described further herein under 'Description of the Notes--Payment of Additional Amounts.' DTC participants holding Registered Global Notes through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of such DTC participants against payment in same-day funds on the settlement date. Investors holding their Notes through Euroclear or Cedel Bank accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody of accounts of Euroclear and Cedel Bank participants on the business day (in Luxembourg and Brussels) following the settlement date against payment for value on the settlement date.

     The Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form through the
facilities of DTC and the Common Depositary on or about February   , 1998.

                            ------------------------

THE NOTES ARE EXCHANGEABLE SOLELY FOR CASH OR PAYABLE IN CASH AT MATURITY. THE NOTES DO NOT REPRESENT ANY RIGHT TO RECEIVE ANY COMMON SHARES OR OTHER SECURITIES. THE PRICE OF THE COMMON SHARES SERVES SOLELY AS AN INDEX USED TO DETERMINE THE AMOUNT PAYABLE ON ANY NOTE BY THE COMPANY UPON EXCHANGE AT THE OPTION OF THE HOLDER THEREOF AND, UNDER CERTAIN CIRCUMSTANCES, AT THE OPTION OF THE COMPANY.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT

STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND/OR THE COMMON SHARES INCLUDING PURCHASES OF THE NOTES AND/OR THE COMMON SHARES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE NOTES AND/OR THE COMMON SHARES TO COVER ALL OR SOME OF A SHORT POSITION IN THE NOTES AND/OR THE COMMON SHARES MAINTAINED BY THE UNDERWRITER, PURCHASES OF THE COMMON SHARES TO HEDGE THE UNDERWRITER'S AND ITS AFFILIATES' OBLIGATIONS TO THE COMPANY IN CONNECTION WITH CERTAIN HEDGING TRANSACTIONS ENTERED INTO BY THE COMPANY WITH AFFILIATES OF THE UNDERWRITER IN RESPECT OF THE COMPANY'S OBLIGATIONS UNDER THE NOTES AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF CERTAIN OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION' IN THE PROSPECTUS AND 'USE OF PROCEEDS AND HEDGING' IN THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                     [This page intentionally left blank]

                             AVAILABLE INFORMATION

Each of the Company and the Common Share Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports and other information can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company and the Common Share Issuer, that file electronically with the Commission. Such reports and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which a series of the Company's debt securities are listed. Such reports and other information concerning the Common Share Issuer also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, at the offices of the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605, and at the offices of the Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108, on each of which the Common Shares are listed. This Prospectus Supplement and the accompanying prospectus (the 'Prospectus') do not contain all of the information set forth in the Registration Statement (of which this Prospectus Supplement and the accompanying Prospectus form a part) and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, and to which reference is hereby made. No reports will be provided to holders of the Notes.

                      DOCUMENTS INCORPORATED BY REFERENCE

The documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-6908) and which are incorporated herein by reference include: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and
(iii) the Company's Current Report on Form 8-K dated February 10, 1998. See 'Documents Incorporated By Reference' in the Prospectus of the Company accompanying this Prospectus Supplement.

There is incorporated herein by reference (i) the Common Share Issuer's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, (ii) the Common Share Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) the Common Share Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iv) the Common Share Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and (v) the Common Share Issuer's Current Reports on Form 8-K dated January 27, 1997, April 24, 1997, as amended, July 28, 1997, October 27, 1997, January 26, 1998, February 4, 1998 and February 10, 1998.

All documents filed by the Common Share Issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, on the written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus Supplement incorporates. Requests should be directed to: American Express Credit Corporation, One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801-2919, Attention: President (Tel. 302-594-3350).

                         SUMMARY FINANCIAL INFORMATION

The following summary of certain consolidated financial information of the

Company for each of the five years in the period ended December 31, 1996 was derived from the audited consolidated financial statements at and for the years then ended, and should be read in conjunction with the information and audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for such years, available as described in the Prospectus under 'Documents Incorporated by Reference.' The financial information at and for the nine month periods ended September 30, 1997 and 1996 has been derived from the Company's unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is also available and incorporated herein by reference.

                         SUMMARY INCOME STATEMENT DATA
                                 (in millions)

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                                                SEPTEMBER 30,         FOR THE YEAR ENDED DECEMBER 31,
                                                               ---------------   ------------------------------------------
                                                                1997     1996     1996     1995     1994     1993     1992
                                                               ------   ------   ------   ------   ------   ------   ------
                                                                 (UNAUDITED)
Revenues.....................................................  $1,529   $1,643   $2,166   $1,988   $1,401   $1,282   $1,605
                                                               ------   ------   ------   ------   ------   ------   ------
Interest expense.............................................     820      844    1,117    1,054      736      599      728
Provisions for doubtful accounts, net of recoveries..........     429      547      712      625      443      475      661
Other operating expenses.....................................      22        4        7        7        8        7        8
Income tax provision.........................................      90       87      115      105       75       64       70
Extraordinary charge for early retirement of debt (net of
  income tax of $12 million).................................      --       --       --       --       --       22       --
                                                               ------   ------   ------   ------   ------   ------   ------
Net Income (a)...............................................  $  168   $  161   $  215   $  197   $  139   $  115   $  138
                                                               ------   ------   ------   ------   ------   ------   ------
                                                               ------   ------   ------   ------   ------   ------   ------

                           SUMMARY BALANCE SHEET DATA
                                 (in millions)

                                                       AT SEPTEMBER 30,
                                                          (UNAUDITED)                      AT DECEMBER 31,
                                                       -----------------   -----------------------------------------------
                                                        1997      1996      1996      1995      1994      1993      1992
                                                       -------   -------   -------   -------   -------   -------   -------
                       ASSETS
Accounts receivable..................................  $17,871   $15,324   $17,359   $16,439   $14,020   $12,968   $11,699
Reserve for doubtful accounts........................     (634)     (620)     (638)     (624)     (498)     (542)     (603)
Loans and deposits with affiliates...................    3,150     2,850     2,850     2,850     2,650     2,000     2,140
All other assets.....................................    2,012     2,535       594     1,527       696       517       395

                                                       -------   -------   -------   -------   -------   -------   -------
Total assets.........................................  $22,399   $20,089   $20,165   $20,192   $18,868   $14,943   $13,631
                                                       -------   -------   -------   -------   -------   -------   -------
                                                       -------   -------   -------   -------   -------   -------   -------
        LIABILITIES AND SHAREHOLDER'S EQUITY
Short-term senior debt...............................  $16,403   $14,645   $14,537   $14,202   $11,525   $ 9,738   $ 7,581
Current portion of long-term senior debt.............        4       452       211       409       405       692       969
Current portion of subordinated debt.................       --        --        --        --        --        --        --
Long-term senior debt................................    3,270     2,471     2,469     2,673     2,282     1,776     2,303
Long-term subordinated debt..........................       --        --        --        --        --        --        --
Other liabilities and deferred discount revenue......      709       580     1,103     1,128       923     1,075     1,106
Shareholder's equity.................................    2,013     1,941     1,845     1,780     1,733     1,662     1,672
                                                       -------   -------   -------   -------   -------   -------   -------
Total liabilities and shareholder's equity...........  $22,399   $20,089   $20,165   $20,192   $16,868   $14,943   $13,631
                                                       -------   -------   -------   -------   -------   -------   -------
                                                       -------   -------   -------   -------   -------   -------   -------

------------------------

(a) Net income primarily depends on the volume of Cardmember receivables purchased by the Company from American Express Travel Related Services Company, Inc. ('TRS'), the discount rates applicable thereto, the relationship of total discount to the Company's interest expense and the collectibility of the receivables purchased. The receivables agreements with TRS generally require that the discount rate for new non-interest-bearing Cardmember receivables acquired by the Company must be sufficient to yield to the Company earnings of not less than 1.25 times the Company's fixed charges, on an annual basis. A reduction in the ratio may lessen discount rates and, consequently, revenues and net income of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

The unaudited ratios of earnings to fixed charges for each of the five years ended December 31, 1996 and the nine months ended September 30, 1997 of the Company and of the Common Share Issuer are set forth in the Prospectus under 'The Company--Ratio of Earnings to Fixed Charges.'

                                  RISK FACTORS

     As described in more detail below, the trading price of the Notes may vary considerably prior to maturity, due to, among other things, fluctuations in the market price of the Common Shares and other events that are difficult to predict and beyond the Company's control.

COMPARISON TO OTHER SECURITIES

     The yield to maturity of the Notes is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.


     The terms of the Notes differ from those of ordinary debt securities in that the Notes are exchangeable for cash at the option of the holder and, under certain circumstances, at the option of the Company, for an amount that is not fixed at the time the Notes are issued, but is instead based on the price of the Common Shares.

     In addition, the opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the Common Shares. A holder of the Notes will not participate in such equity appreciation unless the Notes are exchanged and on the date such exchange is effected, Parity equals or exceeds the Call Price, which would require an appreciation in the price per share of Common Shares of
at least    % over such price per share of Common Shares as of the date hereof.
In addition, even if this condition is met at such time, a holder will not participate in the full amount of the appreciation of the Common Shares that it would have received upon an investment in the Common Shares.

     Following the exercise of the Company Exchange Right up to and including the date on which such exchange is effected, holders of the Notes are subject to the risk of a depreciation in the value of the Common Shares, and therefore a reduction in the amount they would receive upon exchange. Unlike the case with most conventional convertible debt securities, such risk may cause holders to receive less than the Call Price in respect of their Notes in certain circumstances. Although holders can limit such risk by immediately exercising their Holder's Exchange Right on the Company Notice Date, they cannot entirely eliminate such risk with respect to a decline in the value of the Common Shares on the relevant Company Notice Date.

RELATIONSHIP OF THE NOTES AND THE COMMON SHARES

     The Notes are exchangeable solely for cash and are payable in cash at maturity and do not represent any right to receive any Common Shares or other securities. The price of the Common Shares serves solely as an index used to determine the amount that may be payable on the Notes upon exchange at the option of the holder thereof and, under certain circumstances, at the option of the Company.

     The market price of the Notes at any time may be affected by changes in the price of the Common Shares. It is impossible to predict whether the price of the Common Shares will rise or fall. Trading prices of the Common Shares will be influenced by the Common Share Issuer's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the Common Shares are traded and the market segment of which the Common Share Issuer is a part. See 'The Common Share Issuer' herein. Trading prices of the Common Shares also may be influenced if the Company, the Common Share Issuer or any other entity hereafter issues securities with terms similar to the Notes or transfers shares of Common Shares. In addition, the price of the Common Shares could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the Notes and the Common Shares. See 'Use of Proceeds and Hedging' herein.

     In October 1996, the Common Share Issuer's Board of Directors authorized the Common Share Issuer to repurchase up to 40 million Common Shares over a period of two to three years, subject to market conditions. Such authorization is in addition to two previous repurchase plans, beginning in 1994, under which the Common Share Issuer repurchased a total of 60 million shares. The repurchase plans are primarily designed to allow the Common Share Issuer to systematically purchase shares to offset the issuance of new shares as part of employee compensation plans. Since inception of the initial plan in 1994 through September 30, 1997, the Company has repurchased 73.1 million Common Shares and canceled 67.4 million Common Shares under the repurchase programs at an average price of $44.90 per share.

     The market value of the Notes is expected to depend primarily on the extent of the appreciation of the Common Shares above the Closing Price of the Common
Shares on February   , 1998. The price at which a holder will be able to sell
Notes prior to maturity may be at a discount, which could be substantial, from the Accreted Value thereof, if, at such time, the Closing Price of the Common Shares is below, equal to or not sufficiently above the Closing Price on
February   , 1998. The historical market price of the Common Shares should not be taken as an indication of the Common Shares' performance during the term of any Note.

     There can be no assurance that the Common Share Issuer will continue to be subject to the reporting requirements of the Exchange Act and distribute reports, proxy statements and other information required thereby to its shareholders. In the event that the Common Share Issuer ceases to be subject to such reporting requirements and the Notes continue to be outstanding, pricing information for the Notes may be more difficult to obtain and the value and liquidity of the Notes may be adversely affected.

DILUTION OF THE COMMON SHARES

     The Exchange Ratio or, in certain circumstances, the determination of the Exchange Amount, is subject to adjustment for certain events arising from, among others, stock splits and combinations, stock dividends, extraordinary cash dividends and certain other actions of the Common Share Issuer that modify its capital structure as well as a merger or consolidation in which the Common Share Issuer is not the surviving or resulting corporation, a sale or transfer of all or substantially all of the assets of the Common Share Issuer and the liquidation, dissolution, winding up or bankruptcy of the Common Share Issuer. See 'Description of the Notes-- Adjustments to Exchange Ratio; Reorganizations.' The Exchange Ratio or the determination of the Exchange Amount may not be adjusted for other events, such as offerings of Common Shares for cash or in connection with acquisitions, that may adversely affect the price of the Common Shares and, because of the relationship between the Notes and the price of the Common Shares, such other events may adversely affect the trading price of the Notes. There can be no assurance that the Common Share Issuer will not make offerings of Common Shares or take such other action in the future, or as to the amount of such offerings, if any.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET


     The Notes have been approved for listing on the Chicago Board Options Exchange, subject to official notice of issuance, under the symbol 'AXCR03.' However, it is not possible to predict how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The Notes are novel and innovative securities and there is currently no secondary market for the Notes. Accordingly, the liquidity of the Notes may be limited. The Underwriter currently intends, but is not obligated, to make a market in the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of Notes with liquidity or that it will continue for the life of the Notes.

TAX CONSEQUENCES

     U.S. holders of the Notes will be required to include original issue discount for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. Such original issue discount will be includible in a U.S. holder's gross income for U.S. federal income tax purposes (as ordinary income) over the life of the Notes. See 'Certain United States Federal Income Tax Considerations.'

     Although non-U.S. holders of interests in the Euroclear Global Note will be entitled to the payment of additional amounts described herein under 'Description of the Notes--Payment of Additional Amounts,' non-U.S. holders of interests in the DTC Global Note will not be entitled to receive any such additional amounts. Up to and including the Call Date, holders of the Euroclear Notes may transfer their interests in the Euroclear Global Note to the DTC Global Note. Further, up to and including the Call Date, holders of interests in the DTC Global Note may transfer such interests to the Euroclear Global Note, and thereby become holders of Euroclear Notes and subject to the call described under 'Description of the Notes--Company Exchange Right--Additional Amounts.' Following such Call Date and exchange by the Company in accordance with the Company's exercise of the Company Exchange Right, the Euroclear Global Note will cease to exist and no Additional Amounts shall be payable by the Company.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which reference is hereby made. Capitalized terms used but not defined herein have the meanings given to such terms in the accompanying Prospectus.

GENERAL DESCRIPTION OF NOTES..............  The Notes are Debt Securities (as defined in the Prospectus), to be issued under the Indenture (as defined in the Prospectus) dated as of
                                            September 1, 1987, as supplemented from time to time, between the
                                            Company and the Trustee.


                                            Interest on the Notes will be payable, and payment will be made on the Notes upon exchange or at maturity upon surrender of such Notes at the office or agency of the Company maintained for such purposes, provided, however, that payment of interest may be made at the option of the Company by check mailed to the persons in whose names the
                                            Notes are registered at the close of business on the fifteenth
                                            Business Day preceding the relevant Interest Payment Date (or, in the case of interest payable at maturity, to the person to whom the principal is payable). See 'Description of Debt Securities-- Global
                                            Notes' in the Prospectus. Initially such office will be the principal corporate trust office of the Trustee in The City of New York.

                                            The Notes will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

                                            No sinking fund is provided for the Notes.

PRINCIPAL AMOUNT..........................  $

MATURITY DATE.............................  February   , 2003

COUPON RATE...............................  % per annum, computed on the basis of a 360-day year of twelve 30-day months.

INTEREST PAYMENT DATES....................  February   and August   , beginning August   , 1998 and, to the
                                            extent accrued and unpaid interest is then due, the maturity date of the Notes (whether by acceleration or otherwise). If an Interest
                                            Payment Date falls on a date that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

BUSINESS DAY..............................  Any day that is not a Saturday, a Sunday or a day on which the New
                                            York Stock Exchange, the Chicago Board Options Exchange, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

CURRENCY..................................  U.S. Dollars

ISSUE PRICE...............................  $      (   % of the principal amount at maturity)

BOOK ENTRY NOTE OR
  CERTIFICATED NOTE.......................  Book Entry: Two Registered Global Notes, one deposited with DTC and one deposited with Euroclear and Cedel. See '--Form of Notes and
                                            Clearance.'

MINIMUM DENOMINATIONS.....................  $1,000

UNDERWRITER...............................  Smith Barney Inc.

TRUSTEE...................................  Bank of Montreal Trust Company. The Company and the Common Share
                                            Issuer have other customary banking relationships with Bank of
                                            Montreal Trust Company in the ordinary course of their respective businesses.

PAYING AGENT AND REGISTRAR................  Bank of Montreal Trust Company

PAYMENT AT MATURITY.......................  At maturity, the Company will pay $1,000 per Note (or in the event the Notes mature prior to February  , 2003, whether by acceleration or otherwise, the Accreted Value thereof). Accrued and unpaid interest to maturity will be payable by the Company on all Notes outstanding at maturity (other than any Note with respect to which a valid Official Notice of Exchange has been delivered by the holder).

ACCRETED VALUE............................  The Issue Price of a Note plus the accrued OID thereon on the date of determination. Such accrued OID, as determined by the Calculation
                                            Agent, will be calculated on a semi-annual bond-equivalent basis.

HOLDER'S EXCHANGE RIGHT...................  On any Exchange Date, the holder of a Note, upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii)
                                            delivery on such date of such Notes to the Trustee, will have the right to exchange each $1,000 principal amount of Notes for an amount in cash equal to the Exchange Amount. Such payment will be made three
                                            Business Days after any Exchange Date, subject to delivery of such
                                            Notes to the Trustee on the Exchange Date. No accrued and unpaid interest will be payable by the Company in respect of Notes exchanged by the holder pursuant to the Holder's Exchange Right, except in the case that a holder exercises its Exchange Right after a Company
                                            Notice Date relating to a call by the Company for mandatory exchange into cash in an amount per Note equal to the Exchange Amount occurring on or prior to, but relating to a Call Date after, February
                                                , 2000, in which case the holder shall receive accrued interest up to and including the earlier of the Exchange Date relating to such
                                            Holder's Exchange Right and February   , 2000. Notwithstanding any
                                            other provisions hereof, if any Notes are exchanged pursuant to the
                                            Holder's Exchange Right after a record date for the payment of interest but prior to the Interest Payment Date relating to such record date, a cash amount equal to the interest payable on such succeeding Interest Payment Date on the principal amount so exchanged will be subtracted by the Company from the Exchange Amount paid to the holder and the holder shall not be entitled to receive, and the
                                            Company may retain, such subtracted amount. The Exchange Ratio or, in certain circumstances, the determination of the Exchange Amount will be adjusted for certain corporate events, but will not be adjusted to take into account accrued OID of the Notes. See '--Adjustments to

                                            Exchange Ratio; Reorganizations.' Upon any exchange, the holder will not receive any cash payment representing any accrued OID. Such accrued OID will be deemed paid by the cash received by the holder upon exercise of the Holder's Exchange Right.

EXCHANGE RATIO............................           shares of Common Shares per Note, subject to adjustment for certain corporate events. See '--Adjustments to Exchange Ratio;
                                            Reorganizations' below.

EXCHANGE AMOUNT...........................  The product of the Exchange Ratio and the Closing Price of the Common
                                            Shares on, in the case of the Holder's Exchange Right, the applicable
                                            Exchange Date or, in the case of the Company Exchange Right, the Call
                                            Date, as calculated by the Calculation Agent.

EXCHANGE DATE.............................  Any Trading Day from and including March   , 1998 through and
                                            including the Trading Day prior to the earliest of maturity, the Call
                                            Date and, in the event of a call for cash at the Call Price as described under 'Company Exchange Right' below, the Company Notice
                                            Date.

COMPANY EXCHANGE RIGHT....................  The Company may (i) on or after February   , 2000, call the Notes, in
                                            whole but not in part, and (ii) in the circumstances described under
                                            'Company Exchange Right--Additional Amounts,' at any time, call, in whole but not in part, by giving notice to all holders of the Notes, those Notes that as of the close of business on the Call Date are
                                            Euroclear Notes (as defined herein), in either case for mandatory exchange into cash for an amount in respect of each Note equal to the
                                            Exchange Amount; provided that if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the
                                            Calculation Agent, is less than the Call Price for the related Call
                                            Date (which date shall be not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company), the
                                            Company will, on the Call Date, instead pay an amount per Note equal to such Call Price. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the
                                            Holder's Exchange Right (the exercise of which will not be available to the holder following a call for cash by the Company which requires payment to be made by the Company at the Call Price), payment will be made to holders of Notes, in the event of a call for cash at the Call
                                            Price, on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, or, in the event of a call for mandatory exchange into cash in an amount per Note equal to the
                                            Exchange Amount, three Business Days after the Call Date, in each case upon delivery of such Notes to the Trustee. The Company shall deliver such cash to the Trustee for delivery to the holders. No accrued and unpaid interest will be payable by the Company in respect of Notes called by the Company for mandatory exchange at the Exchange

                                            Amount. Accrued and unpaid interest will be payable up to and including the Call Date in respect of Notes called by the Company for exchange at the Call Price. Notwithstanding any other provisions hereof, in the event that the applicable Call Date for an exchange at the Call Price occurs between a record date for the payment of interest and the related Interest Payment Date, a cash amount equal to the difference between the total interest payment that would have been payable on such Interest Payment Date (had the Notes not been exchanged) and the amount of accrued interest payable to the holder in connection with such exchange will be subtracted by the Company from the Call Price and the holder shall not be entitled to receive, and the Company may retain, such subtracted amount. Upon an exchange by the Company (whether at the Exchange Amount or the Call Price),

                                            the holder will not receive any additional cash payment representing any accrued OID. Such accrued OID will be deemed paid by the delivery of the Exchange Amount or Call Price, as applicable.

                                            On or after the Company Notice Date (other than with respect to a call of the Notes which requires payment to be made by the Company at the Call Price) holders of the Notes will continue to be entitled to exercise the Holder's Exchange Right and receive any amounts described under 'Holder's Exchange Right' above.

COMPANY NOTICE DATE.......................  Any Trading Day on which the Company is entitled to give notice to call Notes for mandatory exchange (whether at the Exchange Amount or the Call Price) and on which the Company issues its notice of mandatory exchange. The Company Notice Date shall be not less than 30 nor more than 60 days prior to the date on which the call to which such notice relates is made.

PARITY....................................  With respect to any Trading Day, an amount equal to the Exchange
                                            Ratio times the Closing Price (as defined below) per share of the
                                            Common Shares on such Trading Day.

CALL PRICE................................  An amount in respect of each Note equal to the Accreted Value of the original Issue Price of such Note on the Call Date specified in the notice delivered by the Company on the Company Notice Date. The following table shows indicative Call Prices for each $1,000
                                            principal amount of Notes on February   , 1998, and at each February
                                              thereafter to and including the Maturity Date. The Call Price for each $1,000 principal amount of Notes called for mandatory exchange on Call Dates between such dates would include an additional amount reflecting both the additional OID accrued from the next preceding date in the table, and any accrued interest at the Coupon Rate up to and including such Call Date. Such additional accreted amount of OID, as determined by the Calculation Agent, will be calculated on a semi-annual bond-equivalent basis based on the Call Price for the immediately preceding call date indicated in the table below.

                                            DATE                                                      CALL PRICE
                                            ----                                                      ----------
                                            February   , 1998......................................   $
                                            February   , 1999......................................   $
                                            February   , 2000......................................   $
                                            February   , 2001......................................   $
                                            February   , 2002......................................   $
                                            February   , 2003......................................   $    1,000

CLOSING PRICE.............................  The 'Closing Price' of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the New York Stock
                                            Exchange or any successor exchange thereto ('NYSE') on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal
                                            United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the National
                                            Association of Securities Dealers, Inc. Automated Quotation System,
                                            or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by

                                      S-8

                                            the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm, which may be the Calculation Agent, retained for this purpose by the Company.

TRADING DAY...............................  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption
                                            Event (as defined below) has not occurred.

CALCULATION AGENT.........................  Smith Barney Inc.

AMOUNT OF OID.............................  $         per $1,000 principal amount of Notes.


PAYMENT OF ADDITIONAL AMOUNTS.............  The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes (or of the Exchange Amount or Call Price) to a holder who holds Euroclear
                                            Notes and is a holder other than a U.S. holder (as defined below under 'Certain United States Federal Income Tax Considerations') (a
                                            'non-U.S. holder'), after deduction for any present or future tax, assessment or governmental charge of the United States (as defined below) or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

                                            (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

                                            (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent
                                                establishment in the United States;

                                            (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

                                            (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

                                            (d) being or having been a '10-percent shareholder' of the Company as defined in section 871(h)(3) of the United States Internal
                                                Revenue Code (as defined below) or any successor provision or being or having been a bank for which interest on a Note is received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3)(A) of the
                                                United States Internal Revenue Code;

                                            (2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

                                            (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

                                            (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

                                            (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

                                            (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

                                            (7) to a tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note (or of the Exchange Amount or Call Price), if
                                            such payment can be made without such withholding by any other paying agent; or

                                            (8) in the case of any combination of items (1), (2), (3), (4), (5),
                                            (6) and (7).

                                            The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this '--Payment of
                                            Additional Amounts' and under '--Company Exchange Right-- Additional
                                            Amounts,' the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

                                            As used under this '--Payment of Additional Amounts,' under
                                            '--Company Exchange Right--Additional Amounts' and 'Certain United
                                            States Federal Income Tax Considerations,' the term 'United States'
                                            means the United States of America (including the States and the
                                            District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction and 'United States Internal Revenue

                                            Code' means the United States Internal Revenue Code of 1986, as amended.

COMPANY EXCHANGE RIGHT--
  ADDITIONAL AMOUNTS......................  If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United
                                            States (or any political subdivision or taxing or judicial authority thereof or therein), or any change in, or amendment to, official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or will become obligated to pay additional amounts as described herein under '--Payment of Additional Amounts'
                                            or (b) any act is taken by a taxing authority of the United States on or after the date of this Prospectus Supplement, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such additional amounts, then the Company may, at any time thereafter, at its option, exchange Euroclear Notes for cash in the manner described under '--Company Exchange Right' provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No such exchange pursuant to (b) above may be made unless the Company shall have received an opinion of independent counsel to the effect that a change in, or amendment to, the laws of the United States (or any political subdivision thereof)
                                            or an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under '--Payment of Additional
                                            Amounts' and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to exchange such Notes pursuant to their terms.

                                            In the event that the Company exercises its Company Exchange Right pursuant to clause (ii) under '--Company Exchange Right' above, (a)
                                            holders will continue to be able to transfer interests from the DTC
                                            Global Note to the Euroclear Global Note, and from the Euroclear
                                            Global Note to the DTC Global Note, up to and including the Call
                                            Date; (b) all interests in the Euroclear Global Note at the close of business on the Call Date will be exchanged pursuant to the Company
                                            Exchange Right and (c) notwithstanding any of the provisions under
                                            '--Payment of Additional Amounts,' following exchange by the Company in accordance with such exercise, no Additional Amounts shall be payable by the Company at any time. As of close of business on the
                                            Call Date, the Euroclear Global Note will cease to exist.


ADJUSTMENTS TO EXCHANGE RATIO;              The Exchange Ratio shall be subject to adjustment from time to time
  REORGANIZATIONS.........................  as follows:

                                            1. If the Common Share Issuer shall:

                                            (A) pay a dividend or make a distribution with respect to the Common
                                            Shares in shares of such stock;

                                            (B) subdivide or split the outstanding shares of the Common Shares into a greater number of shares;

                                            (C) combine the outstanding shares of the Common Shares into a smaller number of shares; or

                                            (D) issue by reclassification of shares of the Common Shares (other than by a Reorganization Event (as defined herein)) any shares of
                                            Common Shares of the Company;

                                            then, in any such event, the Exchange Ratio in effect immediately prior to such event shall be adjusted to equal the number of shares of Common
                                            Shares (or shares of such reclassified shares) which a holder of the number of shares of Common Shares equal to the Exchange Ratio in effect immediately prior to such event or any record date with respect thereto would have owned or been entitled to receive immediately following such event as a result of such event. Each such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of holders of Common Shares entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of any such subdivision, split, combination or reclassification. Each such adjustment shall be made successively. In the case of a reclassification referred to in clause (D) above, references herein to the Closing Price of the Common Shares will thereafter be deemed to be references to the Closing Price of the
                                            Common Shares into which the Common Shares have been reclassified.

                                            2. If the Common Share Issuer shall issue rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of Common Shares (other than rights to purchase Common Shares pursuant to (A) a plan for the reinvestment of dividends or interest or (B) a shareholders rights plan or agreement, unless a triggering event shall have occurred thereunder) at a price per share less than the Closing Price of the Common Shares on the Trading Day next following the record date for determination of holders of Common
                                            Shares entitled to receive such rights or warrants, then in each case the Exchange Ratio shall be adjusted by multiplying the Exchange
                                            Ratio in effect immediately prior to such record date, by a fraction,

                                            of which (x) the numerator shall be the number of shares of Common
                                            Shares outstanding at the close of business on such record date, plus the number of additional shares of Common Shares offered for subscription or purchase pursuant to such rights or warrants, and (y)
                                            the denominator shall be the number of shares of Common Shares outstanding at the close of business on such record date, plus the number of additional shares of Common Shares that the aggregate offering price of the total number of shares of Common Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price per share of Common
                                            Shares on the Trading Day next following such record date, which number of additional shares shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such current market price. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that Common Shares are not delivered after the expiration of such rights

                                            or warrants, the Exchange Ratio shall be readjusted to the Exchange
                                            Ratio which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Common Shares actually delivered. Each such adjustment shall be made successively.

                                            3. If the Common Share Issuer shall pay a dividend or make a distribution to all holders of Common Shares of any class of its capital stock, evidences of its indebtedness or other assets (in each case excluding any dividends or distributions referred to in paragraph 1 above or any cash dividends or distributions that do not constitute Extraordinary Cash Dividends (as defined below)) or shall issue to all holders of Common Shares rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants
                                            (i) to subscribe for or purchase shares of Common Shares; (ii) issued under a plan for reinvestment of dividends or interest or (iii)
                                            issued under a shareholders rights plan or agreement (unless such rights or warrants are for shares other than Common Shares and a triggering event shall have occurred thereunder)), then in each such case, the Exchange Ratio shall be adjusted by multiplying the
                                            Exchange Ratio in effect on the record date mentioned below by a fraction of which (A) the numerator shall be the Closing Price per share of Common Shares on the record date for the determination of shareholders entitled to receive such dividend or distribution and
                                            (B) the denominator shall be such Closing Price per share of the
                                            Common Shares less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the capital stock, evidences of indebtedness or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Shares;
                                            provided, however, that in the event of a distribution of shares of capital stock of a subsidiary of the Company (a 'Spin-Off') made to holders of Common Shares, the numerator of such fraction shall be the sum of (i) the Closing Price per share of Common Shares as of the
                                            35th Trading Day after the effective date of such Spin-Off and (ii)
                                            the Closing Price of the number of shares (or the fraction of a share) of capital stock of such subsidiary of the Company on such
                                            35th Trading Day which is distributed in such Spin-Off in respect of one share of Common Shares as of such 35th Trading Day and the denominator of which shall be the Closing Price of the Common Shares as of such 35th Trading Day; provided, further, that in the event (i)
                                            a holder of Notes exercises its Holder's Exchange Right on or after the effective date of such Spin-Off but prior to such 35th Trading
                                            Day or (ii) the Call Date relating to an exercise by the Company of the Company Exchange Right falls on or after the effective date of such Spin-Off and prior to such 35th Trading Day, then the Trading
                                            Day for the determination of the Closing Prices for purposes of the above-described adjustment shall be the relevant Exchange Date or
                                            Call Date (as the case may be). Each such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of shareholders entitled to receive such dividend or distribution (or, in the case of an adjustment pursuant to the proviso
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                                            of the immediately preceding sentence, on the Business Day next following the 35th Trading Day after the effective date of the Spin-
                                            Off). Each such adjustment shall be made successively.
                                            Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph 3 would otherwise apply, the denominator in any fraction referred to above is less than
                                            $1.00 (or is a negative number), then the Company may, at its option, elect not to make the adjustment provided by this paragraph 3 and in lieu of such adjustment, on the Exchange Date, the Company shall, in addition to delivering the Exchange Amount, deliver to the holder of the Notes subject to exchange, an additional amount of cash equal to the product of the Exchange Ratio multiplied by the fair market value
                                            (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the capital stock, evidences of indebtedness or other assets so distributed or of such subscription rights or warrants, applicable to one Common Share.

                                            4. In the event of (i) any consolidation or merger of the Common
                                            Share Issuer, or any surviving entity or subsequent surviving entity of the Common Share Issuer (a 'Common Share Issuer Successor'), with or into another entity (other than a merger or consolidation in which the Common Share Issuer is the continuing corporation and in which the Common Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Common Share Issuer or another corporation), (ii) any sale, transfer, lease or conveyance to another corporation of the property of the Common Share Issuer or any Common Share Issuer
                                            Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Common Share Issuer or any
                                            Common Share Issuer Successor with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Common Share Issuer or any Common
                                            Share Issuer Successor (any such event, a 'Reorganization Event'), each holder of a Note will have the right to receive, upon a call by the Company for mandatory exchange into cash an amount per Note equal to the Exchange Amount or upon exchange at the option of the holder, cash in an amount per Note equal to the Exchange Ratio multiplied by the Transaction Value (as defined herein), provided that for purposes of determining whether Parity on the Trading Day preceding the
                                            Company Notice Date is less than the Call Price for the related Call
                                            Date, Parity shall be determined by multiplying the then-existing
                                            Exchange Ratio times the Transaction Value. At such time, no adjustment will be made to the Exchange Ratio of the Common Shares.

                                            Any Common Shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Shares under paragraph 2 above.

                                            All adjustments to the Exchange Ratio shall be calculated to the nearest 1/10,000th of a share of Common Shares (or if there is not a
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                                            nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Exchange Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                                            For purposes of the foregoing, the term 'Extraordinary Cash Dividend'
                                            shall mean, any cash dividend with respect to the Common Shares the amount of which on a per share basis exceeds 10% of the Closing Price per share of Common Shares on the date fixed for determination of entitlement to such cash dividend, and for purposes of applying the formula set forth in paragraph 3 above, the fair market value of such cash dividend being calculated pursuant to such paragraph 3 shall be equal to the amount of such cash dividend.

                                            'Transaction Value' means (1) for any cash received in any event described in any Reorganization Event, the amount of cash received per share of Common Shares, (2) for any Reported Exchange Securities
                                            (as defined below) received in any Reorganization Event, an amount equal to the Closing Price per security of such Reported Exchange
                                            Securities on the Trading Day immediately prior to the date on which the notice of exchange is given, multiplied by the number of such
                                            Reported Exchange Securities received for each share of Common Shares and (3) for any property received in any event described in any
                                            Reorganization Event other than cash or such Reported Exchange
                                            Securities, an amount equal to the fair market value of the property received per share of Common Shares on the date such property is received, as determined by a nationally recognized investment banking firm selected for this purpose by the Company; provided, however, that in the case of clause (2), (A) with respect to securities that are Reported Exchange Securities by virtue of only clause (A)(4) of the definition of Reported Exchange Securities, Transaction Value
                                            with respect to any such Reported Exchange Securities means the average of the mid-point of the last bid and ask prices for such
                                            Reported Exchange Security as of such notice date from each of at least three nationally recognized investment banking firms selected for such purpose by the Company multiplied by the number of such
                                            Reported Exchange Securities received for each share of Common Shares and (B) with respect to all other Reported Exchange Securities, if there are no Trading Days for any particular Reported Exchange
                                            Security occurring after the 60th calendar day immediately prior to, but not including, such notice date, Transaction Value with respect to such Reported Exchange Security means the market value per security of such Reported Exchange Security as of such notice date as determined by a nationally recognized investment banking firm selected for such purpose by the Company multiplied by the number of such Reported Exchange Securities received for each share of Common
                                            Shares. For purposes of calculating the Transaction Value, any cash,
                                            Reported Exchange Securities or other property receivable in any
                                            Reorganization Event shall be deemed to have been received immediately prior to the close of business on the record date for such Reorganization Event or, if there is no record date for such
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                                            Reorganization Event, immediately prior to the close of business on the effective date of such Reorganization Event.

                                            'Reported Exchange Securities' means any securities received in a
                                            Reorganization Event that (A) are (1) listed on a United States national securities exchange, (2) reported on a United States national securities system subject to last sale reporting, (3) traded in the over-the-counter market and reported on the National Quotation
                                            Bureau or similar organization or (4) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or
                                            (y) nonperpetual equity or debt securities with a stated maturity after the Maturity Date.

                                            The Calculation Agent shall be solely responsible for the
                                            determination and calculation of any adjustments to the Exchange
                                            Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any Reorganization Event, and its determinations and calculations with respect thereto shall, except in the case of manifest error, be conclusive.

                                            The Calculation Agent will provide information as to any adjustments to the Exchange Ratio or the determination of the Exchange Amount upon written request by any holder of the Notes.

MARKET DISRUPTION EVENT...................  'Market Disruption Event' means, with respect to the Common Shares:

                                            (i) a suspension, absence or material limitation of trading of the
                                            Common Shares on the primary market for the Common Shares for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to the Common Shares, if available, during the one-
                                            half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                            (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates or the
                                            Underwriter or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                            For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3)
                                            limitations pursuant to New York Stock Exchange Rule 80B (or any applicable rule or regulation enacted or promulgated by the New York
                                            Stock Exchange, any other self-regulatory organization or the
                                            Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on the Common Shares by the primary securities market trading in such options, if available,
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                                            by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to the Common Shares and (5) a
                                            'suspension, absence or material limitation of trading' on the primary securities market on which options contracts related to the
                                            Common Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

FORM OF NOTES AND CLEARANCE...............  The Notes will be represented by two Global Certificates in fully registered form without interest coupons attached in the aggregate
                                            principal amount of U.S.$     . Except in the limited circumstances
                                            set forth below, Notes in definitive registered form will not be issued.

                                            Notes sold outside the United States will be represented by the
                                            Euroclear Global Note which will be deposited with                ,
                                            the Common Depositary for Morgan Guaranty Trust Company of New York,
                                            Brussels Office, as operator of Euroclear and Cedel Bank, on February
                                              , 1998.

                                            Notes sold within the United States will be represented by the DTC
                                            Global Note, which will be deposited with Bank of Montreal Trust
                                            Company, as custodian for DTC and registered in the name of Cede &
                                            Co. as nominee of DTC on February   , 1998.

                                            In the event that the Company exercises its Company Exchange Right pursuant to clause (ii) under '--Company Exchange Right,' above, (a)
                                            holders will continue to be able to transfer interests from the DTC
                                            Global Note to the Euroclear Global Note, and from the Euroclear
                                            Global Note to the DTC Global Note, up to and including the Call
                                            Date; (b) all interests in the Euroclear Global Note at the close of business on the Call Date will be exchanged pursuant to the Company
                                            Exchange Right and (c) notwithstanding any of the provisions under
                                            '--Payment of Additional Amounts,' following exchange by the Company in accordance with such exercise, no Additional Amounts shall be payable by the Company at any time. As of close of business on the
                                            Call Date, the Euroclear Global Note will cease to exist.

                                            Except as described below, owners of beneficial interests in a
                                            Registered Global Note (each, a 'Beneficial Owner') will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form
                                            (each, a 'Definitive Registered Note') and will not be considered the owners or holders thereof under the Indenture. Beneficial interests in a Registered Global Note will be represented, and transfers thereof will be effected, only through book-entry accounts of financial institutions acting on behalf of the Beneficial Owners, as a direct or indirect participant in the relevant clearing system.

                                            Bank of Montreal Trust Company will serve initially as Registrar for the Registered Global Notes. In such capacity, Bank of Montreal Trust
                                            Company will cause to be kept at its offices in London, England a register (the 'Note Register'), in which, subject to such reasonable regulations as it may prescribe, Bank of Montreal Trust
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                                            Company will provide for the registration of the Registered Global
                                            Notes and of transfers thereof. The Company reserves the right to transfer such functions as to the Notes to another bank or financial institution at any time.

                                            Subject to applicable law and the terms of paying the Notes, the
                                            Company, the Trustee and the Paying Agent will deem and treat the registered holder or holders of the Registered Global Notes as the absolute owner or owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to or to the order of the registered holders will be valid and effectual to discharge the liability of the Company and the Paying Agent on the
                                            Notes, to the extent of the sum or sums so paid. So long as DTC, its nominee, a nominee of Euroclear and Cedel Bank or a successor of DTC or any such nominee is the registered owner of a Registered Global
                                            Note, DTC, such nominee or such successor of DTC or such nominee, as the case may be, will be considered the sole owner or holder of the
                                            Note or Notes represented by such Registered Global Note for all purposes under the Indenture. Accordingly, any Beneficial Owner must rely on the procedures of DTC, Euroclear or Cedel Bank, as the case may be, and, if such person is not a participant in any such clearing system, on the procedures of the participant therein through which such person owns its interest, to exercise any rights of a holder of
                                            Notes. The Company understands that, under existing industry practices, in the event that the Company requests any action of holders or that Beneficial Owners desire to give or take any action which a holder is entitled to give or take under the Indenture, DTC, its nominee or a successor of DTC or its nominee, as the holder of the DTC Global Note, would authorize the participants through which the relevant beneficial interests are held to give or take such action, and such participants would authorize Beneficial Owners owning through such participants to give or take such action and would otherwise act upon the instructions given to such participants
                                            (or such persons) by such Beneficial Owners.

                                            DTC may grant proxies or otherwise authorize its participants (or persons holding beneficial interests in the Notes through its participants) to exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture or in respect of the Notes. Euroclear or Cedel Bank, as the case may be, will take any action permitted to be taken by a holder under the
                                            Indenture or the Notes on behalf of a Euroclear participant or a
                                            Cedel Bank participant only in accordance with its relevant rules and procedures and, with respect to interests in a DTC Global Note, subject to the Common Depositary's ability to effect such actions on its behalf through DTC. Because DTC can act only on behalf of its participants, who in turn act on behalf of indirect participants, the ability of a Beneficial Owner to pledge its interest in the Notes to persons or entities that do not participate in the DTC system or otherwise take action in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a DTC Global Note or a Euroclear Global Note.
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                                            Principal of, and premium, if any, and interest on, the Notes (as well as payments of the Exchange Amount or Call Price, if applicable)
                                            are payable to the persons in whose names the Registered Global Notes are registered on the applicable record date (as defined in the
                                            Indenture) preceding any Interest Payment Date or at Maturity, as the case may be. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. The Paying Agent will act as the Company's principal paying agent for the Notes. Principal and interest payments on a Registered
                                            Global Note will be made to DTC, its nominee or a nominee of
                                            Euroclear and Cedel Bank, as the case may be (or to any successor to
                                            DTC or any such nominee), as the registered holder of the Registered
                                            Global Note representing such Notes. None of the Company, the Trustee or the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                                            Upon receipt of any payment of principal of, or premium, if any, or interest on (as well as payments of the Exchange Amount or Call
                                            Price, if applicable), a DTC Global Note, DTC will credit its participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such DTC
                                            Global Note as shown on the records of DTC. Payments by such participants to owners of beneficial interests in the DTC Global Note held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in 'street name.' Distributions with respect to Registered Global Notes held through Euroclear or Cedel
                                            Bank will be credited to the cash accounts of Euroclear participants or Cedel Bank participants in accordance with the relevant system's rules and procedures to the extent received by the Common Depositary.

                                            Interests in a Registered Global Note will be exchangeable for
                                            Definitive Registered Notes only if such exchange is permitted by applicable law and (i) in the case of a DTC Global Note, DTC notifies the Company that is unwilling or unable to continue as depositary for the DTC Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, if so required by applicable law or regulation, and, in either case, a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, (ii) in the case of any other Registered Global Note, if the clearing system(s)
                                            through which it is cleared and settled is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or announces an intention to cease business permanently or does in fact do so, (iii) the Company, upon the request of a holder, elects to issue Definitive Registered Notes or
                                            (iv) after the occurrence of an Event of Default (as defined in the
                                            Indenture) with respect to any Registered Global Note, Beneficial
                                            Owners representing a majority in principal amount of such Registered
                                            Global Note advise the relevant clearing system through
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                                            its participants to cease acting as depositary for such Registered
                                            Global Note. The Definitive Registered Notes so issued in exchange for any such Registered Global Note shall be of like tenor and of an equal aggregate principal amount, in authorized denominations. Such
                                            Definitive Registered Notes shall be registered in the name or names of such person or persons as the relevant clearing system shall instruct the Registrar. It is expected that such instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the DTC Global Notes.
                                            Except as provided above, owners of beneficial interests in a
                                            Registered Global Note will not be entitled to receive physical delivery of Definitive Registered Notes and will not be considered the registered holders of such Registered Global Notes for any purpose.

                                            Any Definitive Registered Note issued under the circumstances described in the preceding paragraph will be transferable in whole or in part in an authorized denomination upon the surrender of such
                                            Note, together with the form of transfer endorsed thereon duly completed and executed, at the specified office of the Registrar or the specified office of the Paying Agent. In the case of a transfer of part only of a Definitive Registered Note, a new Definitive

                                            Registered Note in respect of the balance not transferred will be issued to the transferor. Each new Definitive Registered Note to be issued upon transfer will, within three Business Days of receipt of such form of transfer by the Registrar, be delivered to the transferee at the office of the Registrar or such Paying Agent or mailed at the risk of the holder entitled to the Definitive
                                            Registered Note in respect of which the relevant Definitive
                                            Registered Note is issued to such address as may be specified in such form of transfer.

GLOBAL CLEARANCE AND SETTLEMENT...........  Beneficial interests in the Notes may be held through either of two international and domestic clearing systems, that is, the book-entry systems operated by DTC in the United States, and Euroclear and Cedel
                                            Bank in Europe. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or through custodians and depositaries, which enable Notes to be issued, held and transferred among the clearing systems through these links. The
                                            Paying Agent has direct electronic links with DTC, Cedel Bank and
                                            Euroclear. Special procedures have been established among these clearing systems and the Paying Agent to facilitate clearance and settlement of certain Notes traded across borders in the secondary market. Cross-market transfers of Notes which will be issued in global form may be cleared and settled using these procedures on a delivery against payment basis. Cross-market transfers of Notes in other than global form may be cleared and settled in accordance with other procedures established among the Paying Agent and the clearing systems concerned for this purpose.

                                            Although DTC, Euroclear and Cedel Bank have agreed to the procedures described below in order to facilitate transfers of Notes among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. None of the
                                            Company, the Trustee or the Paying Agent
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                                            will have any responsibility for the performance by DTC, Euroclear or
                                            Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

THE CLEARING SYSTEMS......................  DTC. DTC is a limited-purpose trust company organized under the New
                                            York Banking Law, a 'banking organization' within the meaning of the
                                            New York Banking Law, a member of the Federal Reserve System, a
                                            'clearing corporation' within the meaning of the New York Uniform
                                            Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC participants who maintain accounts directly with
                                            DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ('direct participants'). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock
                                            Exchange, Inc. and the National Association of Securities Dealers,
                                            Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. These rules applicable to
                                            DTC and DTC participants are on file with the Commission.

                                            Cedel Bank. Cedel Bank was incorporated in 1970 as a limited company under Luxembourg law. Cedel Bank is owned by banks, securities dealers and financial institutions, and currently has about 100 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than five percent of
                                            Cedel Bank's stock. Cedel Bank is registered as a bank in Luxembourg, and as such is subject to regulation by the Institut Monetaire
                                            Luxembourgeois, 'IML', the Luxembourg Monetary Authority, which supervises Luxembourg banks. Cedel Bank holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfers between their accounts. Cedel Bank provides various services, including
                                            safekeeping, administration, clearance and settlement of
                                            internationally traded securities and securities lending and borrowing. Cedel Bank also deals with domestic securities markets in several countries through established depository and custodial relationships. Cedel Bank has established an electronic bridge with the Euroclear Operator in Brussels to facilitate settlement of trades between systems. Cedel Bank currently accepts over 90,000 securities issues on its books.

                                            Cedel Bank's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Cedel Bank's U.S. customers are limited to securities brokers and dealers, and banks. Currently,
                                            Cedel Bank has approximately 3,000 customers located in over 60 countries, including all major European countries, Canada, and the
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                                            United States. Indirect access to Cedel Bank is available to other institutions which clear through or maintain a custodial relationship with an account holder of Cedel Bank.

                                            Distributions with respect to Notes held beneficially through Cedel
                                            Bank will be credited to cash accounts of Cedel Bank participants in accordance with its rules and procedures, to the extent received by the Common Depositary.

                                            Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled, in various currencies. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels,
                                            Belgium office of Morgan Guaranty Trust Company of New York (the
                                            'Euroclear Operator'), under contract with Euroclear Clearance
                                            Systems, S.C., a Belgian cooperative corporation (the 'Cooperative').
                                            All operations are conducted by the Euroclear Operator, and all
                                            Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The
                                            Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include affiliates of Smith Barney
                                            Inc. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

                                            The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the
                                            Federal Reserve System and the New York State Banking Department, as
                                            well as the Belgian Banking Commission.

                                            Securities clearance accounts and cash accounts with the Euroclear
                                            Operator are governed by the Terms and Conditions Governing Use of
                                            Euroclear and the related Operating Procedures of the Euroclear
                                            System, and applicable Belgian law (collectively, the 'Terms and
                                            Conditions'). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from
                                            Euroclear, and receipts of payments with respect to securities in
                                            Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and
                                            Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

                                            Distributions with respect to Notes held beneficially through
                                            Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the Common Depositary.


PRIMARY DISTRIBUTION......................  Clearance and Settlement Procedures--DTC. DTC participants holding
                                            Registered Global Notes through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of such DTC
                                            Participants against payment in same-day funds on the settlement date.

                                            Clearance and Settlement Procedures--Euroclear and Cedel Bank.
                                            Investors holding their Notes through Euroclear or Cedel Bank accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody of accounts of Euroclear and Cedel Bank participants on the business day following the settlement date against payment for value on the settlement date.

SECONDARY MARKET TRADING..................  Trading between DTC participants. Secondary market trading between
                                            DTC participants will occur in the ordinary way in accordance with
                                            DTC's rules and will be settled using procedures applicable to United
                                            States corporate debt obligations in DTC's Same-Day Funds Settlement
                                            System in same-day funds.

                                            Trading between Euroclear and/or Cedel Bank participants. Secondary market trading between Euroclear and/or Cedel Bank participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Cedel Bank and will be settled using procedures applicable to conventional Eurobonds in registered form.

                                            Trading between a DTC seller and Euroclear or Cedel Bank purchaser.
                                            When Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Cedel Bank participant, the DTC participant will deliver the Notes free of payment to the appropriate account of the Custodian at DTC by 11:00 A.M. (New York time) on the settlement date together with instructions for delivery to the relevant Euroclear or Cedel Bank participant. Separate payment arrangements are required to be made between the relevant Euroclear or Cedel Bank participant and the DTC participant. The Custodian will instruct the Registrar to (i) decrease the amount of Notes registered in the name of the nominee of DTC and represented by the DTC Global
                                            Note and (ii) increase the amount of Notes registered in the name of the nominee of Euroclear and Cedel Bank and represented by the
                                            Euroclear Global Note. The Common Depositary will deliver such Notes free of payment to Euroclear or Cedel Bank, as the case may be, for credit to the relevant participants in such clearing system on the business day following the settlement date.


                                            Trading between a Euroclear or Cedel Bank seller and a DTC purchaser.
                                            When Notes are to be transferred from the account of a Euroclear or
                                            Cedel Bank participant to the account of a DTC participant, the relevant Euroclear or Cedel Bank participant must provide settlement instructions for delivery of the Notes free of payment to Euroclear or Cedel Bank, as the case may be, by 7:45 P.M. (Brussels or
                                            Luxembourg time) one business day (in Brussels or Luxembourg) prior to the settlement date. Euroclear or Cedel Bank, as the case may be, will in turn provide appropriate

                                            settlement instructions to the Common Depositary for delivery to the
                                            DTC participant. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Cedel
                                            Bank participant. On the settlement date, the Custodian will deliver the Notes free of payment to the appropriate DTC account of the DTC participant and will, as Registrar (i) decrease the amount of Notes registered in the name of the nominee for Euroclear and Cedel Bank and represented by the Euroclear Global Note and (ii) increase the amount of Notes registered in the name of the nominee of DTC and represented by the DTC Global Note.

NOTICES...................................  Notices to holders of the Notes will be published in a leading daily newspaper in The City of New York and in The City of London or, if
                                            publication in London is not practical, in an English language newspaper with general circulation in Western Europe. Such publication is expected to be made in The City of New York in The
                                            Wall Street Journal and in London in the Financial Times.
                                            Notwithstanding the foregoing, so long as the Notes are represented by the Global Certificates and such Notes are held on behalf of the
                                            Euroclear Operator, Cedel Bank or DTC, any such notice may, at the
                                            Company's option in lieu of such publication, be given by delivery to the Euroclear Operator, Cedel Bank or DTC, as the case may be, in which event such notice shall be deemed to have been given to the holders of the Notes on the seventh Trading Day in Brussels,
                                            Luxembourg or New York, as the case may be, after the day on which such notice is so delivered.

                                            Except as set forth above, notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication.

                            THE COMMON SHARE ISSUER

     According to publicly available documents, the Common Share Issuer, a New York corporation, is principally engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world. The Common Share Issuer is subject to the informational requirements of the Exchange Act. Accordingly, the Common Share Issuer files reports, proxy and information statements and other information with the Commission. Copies of such material can be inspected and copied at the public reference facilities maintained by the Commission and at the offices of the New York Stock Exchange, Inc., at the offices of the Pacific Stock Exchange, Inc., at the offices of the Chicago Stock Exchange, Inc., and at the offices of the Boston Stock Exchange, Inc., at the addresses specified under 'Available Information' above. Such material filed with the Commission now may also be accessed electronically by means of the Commission's home page on the world wide web on the Internet at 'http://www.sec.gov.'

HISTORICAL PERFORMANCE OF THE COMMON SHARES

     The Common Shares are traded and quoted on the NYSE under the symbol AXP. The following table sets forth the high and low Closing Price and the quarterly cash dividends per share during 1995, 1996, 1997 and during 1998 through
February   , 1998. The Closing Price per share of Common Shares on February   ,
1998 was $       . The historical prices of the Common Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the Common Shares will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                                      DIVIDENDS
                                              HIGH         LOW        PER SHARE
                                              ----         ---        ---------
1995

First Quarter...............................   36          29             .225
Second Quarter..............................   37          34 1/8         .225
Third Quarter...............................   45 1/8      34 3/4         .225
Fourth Quarter..............................   45 1/8      38 1/2         .225

1996
First Quarter...............................   50 1/4      38 5/8         .225
Second Quarter..............................   50 3/4      43 3/8         .225
Third Quarter...............................   46 7/8      39 3/8         .225
Fourth Quarter..............................   60 3/8      45 3/8         .225

1997
First Quarter...............................   70          53 5/8         .225
Second Quarter..............................   79 3/4      57 1/2         .225
Third Quarter...............................   85 1/4      73 11/16       .225
Fourth Quarter..............................   91 1/2      72             .225


1998
First Quarter (through
February  , 1998)...........................

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by the Company from the sale of the Notes offered hereby will be applied to the reduction of short-term senior debt incurred primarily in connection with the purchase of receivables, and, pending such utilization, a portion of the proceeds may be invested in short-term investments. See 'Use of Proceeds' in the Prospectus.

     The Company and an affiliate of Smith Barney Inc. have entered into hedging arrangements designed to fully hedge the Company's obligations under the Notes. The terms of such hedging arrangements give such affiliate the option to
terminate such arrangements at any time on or after February   , 2000. An
exercise by such affiliate of its option to terminate such arrangements will increase the likelihood that the Company will exercise the Company Exchange Right. Before and immediately following the initial offering of the Notes, Smith Barney Inc. and its affiliates may purchase Common Shares or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Common Shares in connection with hedging their obligations to the Company under these arrangements.

     In addition, from time to time after the initial offering of the Notes offered hereby and prior to the maturity of the Notes, depending on market conditions (including the market price of the Common Shares), in connection with hedging with respect to the Notes, the Company expects that Smith Barney Inc. or one or more of its affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in Common Shares, in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Common Shares. In addition, Smith Barney Inc. or one or more of its affiliates may purchase or otherwise acquire a long or short position in Notes from time to time and may, in their sole discretion, hold, resell or exchange such Notes. Smith Barney Inc. or one or more of its affiliates may also take positions in other types of appropriate financial instruments that may become available in the future in connection with the hedging arrangements hereunder. To the extent that Smith Barney Inc. or one or more of its affiliates have a long hedge position in the Common Shares or options contracts in, or other derivative or synthetic instruments related to, the Common Shares, Smith Barney Inc. or one or more of its affiliates may liquidate a portion of their holdings at or about the time of the maturity of the Notes. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account.


     Although the Company has no reason to believe that any such hedging activity will have a material impact on the price of such options, futures contracts and options on futures contracts, on the market price of the Common Shares or on the trading price of the Notes, there can be no assurance that Smith Barney Inc. or one or more of its affiliates will not affect such prices as a result of such hedging activities.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in a terms agreement (the 'Underwriting Agreement') between the Company and Smith Barney Inc. (the 'Underwriter'), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the principal amount of the Notes set forth below.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Smith Barney Inc........................................

     The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .1% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of .1% of such principal amount. After the initial public offering, the public offering price and such concessions may be changed from time to time.

     The Notes will not have an established trading market when issued. The Underwriter may make a market in the Notes, but the Underwriter is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

     In the ordinary course of its business, the Underwriter and certain of its affiliates have engaged in and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

     In order to facilitate the offering of the securities, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes and/or the Common Shares, including purchases of the Notes and/or the Common Shares to stabilize their market prices, purchases of the Notes and/or the Common Shares to cover all or some of a short position in the Notes and/or the Common Shares maintained by the Underwriter, purchases of the Common Shares to hedge the Underwriter's and its affiliates' obligations to the Company and the imposition of penalty bids. For a description of certain of these activities, see 'Plan of Distribution' in the accompanying Prospectus and 'Use of Proceeds and Hedging' in this Prospectus Supplement.

     Smith Barney Inc., acting as a broker-dealer, may choose, but is not in any way obligated, to enter into transactions with or for holders who wish to purchase shares of Common Shares at then-prevailing market prices with the cash amounts such holders receive upon an exchange following the exercise of the Company Exchange Right or Holder's Exchange Right.

     The Notes may be offered to investors outside the United States. The Underwriter has further agreed that any offers and sales made outside the United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations that may be relevant to a holder of a Note that is a 'U.S. holder' (as defined below) and to a holder of a Note that is not a U.S. holder, i.e., a non-U.S. holder (as defined under 'Description of the Notes--Payment of Additional Amounts'). This summary is based on current United States federal income tax law, which is subject to change (possibly with retroactive effect). There can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary, insofar as it is addressed to U.S. holders, addresses the United States federal income tax considerations only to U.S. holders that will hold Notes as capital assets and does not address all aspects of United States federal income taxation that may be applicable to investors as a result of their particular circumstances or investors subject to special treatment under United States federal income tax law (including, but not limited to, financial institutions, tax-exempt entities, insurance companies, or dealers in securities or currencies, persons having a functional currency other than the U.S. dollar, or persons holding the Notes as a position in a 'straddle' or conversion transaction or as part of a 'synthetic security' or other integrated financial transaction). This summary also does not address aspects of United States federal taxation other than income taxation and does not address the state, local or foreign tax consequences of an investment in the Notes.

     EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

     The term 'U.S. holder' means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more

U.S. persons have the authority to control all of the trust's substantial decisions.

     A Note will be treated for United States federal income tax purposes as a single debt instrument issued by the Company. The Notes should not be subject to the contingent debt rules under United States federal income tax law because each Note can be converted into cash in an amount equal to the approximate value of the Common Shares. The remainder of this summary assumes the accuracy of this conclusion and that U.S. holders, by accepting Notes, agree to abide by this treatment of the Notes.

U.S. HOLDERS

     TAXATION OF INTEREST. Interest paid on a Note will generally be includible in income to a U.S. holder as ordinary interest income in accordance with such U.S. holder's method of accounting for United States federal income tax purposes. Thus, a U.S. holder using the accrual method of accounting will include interest on the Notes in income as it accrues, and a U.S. holder using the cash method of accounting will include interest on the Notes in income when it is received or unconditionally made available for receipt.

     The Notes will be issued with original issue discount ('OID'). A U.S. holder of a Note will be required to include OID in income as ordinary income for United States federal income tax purposes as the OID accrues, in advance of the receipt of cash attributable to that income. In general, each U.S. holder of a Note, whether such U.S. holder uses the cash or the accrual method of tax accounting, will be required to include in income as ordinary income the sum of the 'daily portions' of OID for all days during the taxable year that the U.S. holder owns the Note. The daily portions of OID are determined by allocating to each day in any accrual period (each successive period that ends on an interest payment date) a ratable portion of the OID allocable to that accrual period. In the case of an initial holder, the amount of OID allocable to each accrual period is determined by (i) multiplying the 'adjusted issue price' (as defined below) by the annual yield to maturity of the Note and (ii) subtracting from that product the amount of qualified stated interest payable at the end of the period. The yield to maturity of a Note is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. The 'adjusted issue price' of a Note at the beginning of any accrual period will be the sum of its issue price (the price paid by the first buyer of the Notes pursuant to this offering, including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than qualified stated interest payments (if any) made with respect to such

Notes in all prior accrual periods. The term 'qualified stated interest' generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. Any amount included in income as OID will increase a U.S. holder's adjusted basis in the Note. Under

Section 305(c) of the Code and the Treasury regulations promulgated thereunder, certain of the adjustments to the Exchange Ratio (and the absence of certain adjustments in certain circumstances) may, on the occurrence of certain events, result in the holders of the Notes being treated as receiving a distribution taxable as a dividend, not interest. U.S. holders should consult their tax advisors as to the consequences of adjustments to the Exchange Ratio.

     DISPOSITION OF NOTES. Upon the sale, exchange or retirement of a Note (including the repayment of the Note on the Maturity Date or the exercise by the Company or the U.S. holder of its respective option to exchange the Note for cash), a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued interest income not previously taken into account which is taxable as ordinary income) and such U.S. holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by the U.S. holder for more than one year. Long-term capital gain realized by an individual U.S. holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held for more than 18 months.

NON-U.S. HOLDERS

     Generally, provided that certain certification requirements discussed below are satisfied, payments of principal, interest (including OID) and premium on a Note that is beneficially owned by a non-U.S. holder will not be subject to United States federal withholding tax, provided, that, in the case of interest,
(i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership and is not a bank receiving the interest paid on the Note on an extension of credit (i.e., the Note) made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, although exempt from United States federal withholding tax, will be subject to United States income tax as if such interest were earned by a U.S. person and in the case of a holder that is a foreign corporation, may be subject to an additional 'branch profits tax.' Under Section 305(c) of the Code and the Treasury regulations promulgated thereunder, certain of the adjustments to the Exchange Ratio (and the absence of certain adjustments in certain circumstances) may, on the occurrence of certain events, result in non-U.S. holders of the Notes being treated as receiving a distribution taxable as a dividend, not interest, and being subject to United States federal withholding tax at a 30 percent rate or such lower rate provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors as to the consequences of adjustments to the Exchange Ratio.

     A non-U.S. holder will not be subject to a United States federal withholding tax on any gain realized on the sale, exchange or retirement of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of a non-U.S. holder that is an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale or exchange occurs and certain other conditions are met.

     A Note owned by an individual who was a non-U.S. holder at the time of death will not be subject to United States federal estate tax if at the time of death, such holder did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of such holder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including OID) made to, and to the proceeds of sales before maturity by, certain U.S. holders if such persons fail to supply taxpayer identification numbers and certain other information. Payments made to non-U.S. holders will not be subject to backup withholding if the holder has certified as to its status as a non-U.S. holder and has provided its name and address or has otherwise established an exemption. The Internal Revenue Service recently issued final regulations on backup withholding and information reporting. The new regulations do not significantly alter the rules discussed above. A non-U.S. holder, however, may be required to follow new procedures to establish that it is not a United States person for purposes of the withholding rules. In particular, after December 31, 1998 with regard to payments made to foreign partnerships, compliance with certification requirements (or the establishment of an exemption) will be required at the level of each partner, not at the level of the partnership.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby and certain other legal matters will be passed upon for the Company by David S. Carroll, Counsel to the Company, World Financial Center, 200 Vesey Street, New York, New York and certain matters relating to taxation are being passed upon for the Company by Diane Van Wyck, Senior Vice President--International Taxes of TRS, World Financial Center, 200 Vesey Street, New York, New York. Certain legal matters will be passed upon for the Underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules to financial statements of the Common Share Issuer included or incorporated by reference in the Common Share Issuer's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     With respect to the unaudited consolidated interim financial information for the nine month periods ended September 30, 1997 and 1996, incorporated by reference in the Prospectus Supplement and Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Common Share Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended for their report on the unaudited interim financial information because that report is not a 'report' or a 'part' of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                                                                         ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE
                  DATED: [MUST BE LATER THAN [MARCH   ,] 1998]

American Express Credit Corporation
One Christina Centre
301 North Walnut Street
Wilmington, Delaware 19801-2919

Bank of Montreal Trust Company
Wall Street Plaza
88 Pine Street, 19th Floor
New York, New York 10005

Smith Barney Inc., as
  Calculation Agent
390 Greenwich Street
New York, New York 10013
(Attn: Equity Derivatives)

Ladies and Gentlemen:

     The undersigned holder of the        % Cash Exchangeable Notes due February
  , 2003 of American Express Credit Corporation (the 'Notes') hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day, provided that such day is prior to the earliest of (i) February , 2003, (ii) the Call Date and (iii) in the event of a call for cash at the Call Price, the Company Notice Date), the Holder's
Exchange Right as described in Prospectus Supplement dated February   , 1998
(the 'Prospectus Supplement') to the Prospectus dated February 11, 1998 related to Registration Statements Nos. 33-47497, 33-62797 and 333-38199. Capitalized terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver cash three Business Days after the Exchange Date upon tender of the Notes.

                                          Very truly yours,

                                          --------------------------------------
                                               [Name of Holder]

                                          By:
                                              ----------------------------------
                                               [Title]

                                          --------------------------------------
                                               [Fax No.]

                                          $
                                            ------------------------------------

                                               Principal Amount of Notes
                                               surrendered

Receipt of the above Official
Notice of Exchange is hereby acknowledged.

AMERICAN EXPRESS CREDIT CORPORATION, as Issuer
BANK OF MONTREAL TRUST COMPANY, as Paying Agent
SMITH BARNEY INC., as Calculation Agent

By BANK OF MONTREAL TRUST COMPANY, as Paying Agent

By:
------------------------------
    Title:

Date and time of acknowledgment
                                ----------------

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
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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                  ----
Available Information..........................    S-1
Documents Incorporated by Reference............    S-1
Summary Financial Information..................    S-2
Ratio of Earnings to Fixed Charges.............    S-2
Risk Factors...................................    S-3
Description of The Notes.......................    S-5
The Common Share Issuer........................   S-24
Use of Proceeds and Hedging....................   S-25
Plan of Distribution...........................   S-26
Certain United States Federal Income Tax
  Considerations...............................   S-27
Legal Matters..................................   S-29
Experts........................................   S-29
Official Notice of Exchange....................   S-30

                      PROSPECTUS

Available Information..........................      2
Documents Incorporated by Reference............      2
The Company....................................      3
Use of Proceeds................................      5
Description of Debt Securities.................      5
Description of Warrants........................     10
Plan of Distribution...........................     11
Legal Matters..................................     12

Experts........................................     12

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                           $



                               AMERICAN EXPRESS
                              CREDIT CORPORATION

                                % CASH EXCHANGEABLE
                                  NOTES DUE
                             FEBRUARY     , 2003

                      (LINKED TO THE PRICE OF THE COMMON
                     SHARES OF AMERICAN EXPRESS COMPANY)


                                   [ LOGO ]


                                  ----------

                            PROSPECTUS SUPPLEMENT
                              FEBRUARY   , 1998
                            (INCLUDING PROSPECTUS
                           DATED FEBRUARY 11, 1998)

                                  ----------

                             SALOMON SMITH BARNEY

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